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                                                                    EXHIBIT 3.01


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                               OF NIKU CORPORATION

                             a Delaware corporation

        (Originally incorporated on January 8, 1998 as Niku Corporation)

                                    ARTICLE I

        The name of this corporation is Niku Corporation (the "Corporation").

                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is One Hundred Fifty-One Million Nine Hundred Ten Thousand Two Hundred Eighty-Two (151,910,282) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share, and Fifty-One Million Nine Hundred Ten Thousand Two Hundred Eighty-Two (51,910,282) shares shall be Preferred Stock, par value $0.0001 per share. Ten Million (10,000,000) shares of Preferred Stock shall be designated "Series F Preferred Stock," Five Million One Hundred Forty-Two Thousand Eight Hundred Fifty-One (5,142,851) shares of Preferred Stock shall be designated "Series A Preferred Stock", Eight Million Six Hundred Twenty-Nine Thousand Nine Hundred Ninety-Two (8,629,992) shares of Preferred Stock shall be designated "Series B Preferred Stock", Nine Million Nine Hundred Eighty-Seven Thousand Four Hundred and Thirty-Nine (9,987,439) shares shall be designated "Series C Preferred Stock" and Eighteen Million One Hundred Fifty Thousand (18,150,000) shares shall be designated "Series D Preferred Stock."

        B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series F Preferred Stock,

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Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and
Series D Preferred Stock (collectively, the "Preferred Stock") are as set forth below in this Article IV(B).

            1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation, at the rate of (a) $0.0025 per share per annum in the case of Series F Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (b) $0.0175 per share per annum in the case of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares (c) $0.0375 per share per annum in the case of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (d) $0.10 per share per annum in the case of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and $0.25 per share per annum in the case of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), when, as and if declared by the Board of Directors of the Corporation. Such dividends shall not be cumulative. No dividend shall be paid on shares of Common Stock in any fiscal year unless the aforementioned preferential dividends of the Preferred Stock shall have been paid in full and the aggregate dividends paid on each share of Preferred Stock during such fiscal year equals or exceeds the dividends per share (computed on an as-converted basis) paid during such fiscal year on the Common Stock.

            2. Liquidation Preference.

                a. Primary Distribution. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a "Liquidation"),

                    (i) each holder of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of other series of Series A Preferred Stock, Series B Preferred Stock, and Series F Preferred Stock or Common Stock by reason of their ownership thereof an amount equal to: (A) if the effective date of the Liquidation occurs within one year of the Series C Original Issue Date (as defined below), the sum of (x) $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series C Preferred Stock held by such holder; (B) if the effective date of the Liquidation occurs after one year from the Series C Original Issue Date but within two years of the Series C Original Issue Date, the sum of (x) $3.125 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series C Preferred Stock held by such holder; and (C) if the effective date of the Liquidation occurs at any time after two years of the Series C Original Issue Date, the sum of (x) $3.91 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series C Preferred Stock held by such holder;

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                    (ii) each holder of Series D Preferred Stock shall be
        entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series F Preferred Stock, or Common Stock by reason of their ownership thereof an amount equal to:
        (A) if the effective date of the Liquidation occurs within one year of the Series D Original Issue Date (as defined below), the sum of (x) $6.25 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series D Preferred Stock held by such holder; (B) if the effective date of the Liquidation occurs after one year from the Series D Original Issue Date but within two years of the Series D Original Issue Date, the sum of (x) $7.8125 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series D Preferred Stock held by such holder; and (C) if the effective date of the Liquidation occurs at any time after two years of the Series D Original Issue Date, the sum of (x) $9.80 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares, for each share of Series D Preferred Stock held by such holder;

                    (iii) each holder of the Series F Preferred Stock shall be entitled to receive an amount equal to the sum of (x) five cents ($0.05) (the "Original Series F Issue Price") for each share of Series F Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares;

                    (iv) each holder of the Series A Preferred Stock shall be entitled to receive an amount equal to the sum of (x) thirty-five cents ($0.35) (the "Original Series A Issue Price") for each share of Series A Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares; and

                    (v) each holder of the Series B Preferred Stock shall be entitled to receive an amount equal to the sum of (x) seventy-five cents ($0.75) ("Original Series B Issue Price") for each share of Series B Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares.

If upon the occurrence of such event, the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably first among the holders of the Series C Preferred Stock and Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive and then among the holders of the Series F, Series A, and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

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                b. Secondary Distribution. Upon the completion of the
distribution required by Section 2(a), the remaining assets of the Corporation available for distribution to stockholders shall be distributed of record among the holders of Common Stock pro rata in proportion to the number of shares of Common Stock held of record by each.

                c. Definition of Liquidation Event; Notice.

                    (i) For purposes of this Section 2, a "Liquidation" of this Corporation shall be deemed to be occasioned by, and to include, without limitation, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation's material assets); unless in each case, the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

                    (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities received as consideration shall be valued as follows:

                         (A) Securities not subject to investment letter or
other similar restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                         (B) Securities subject to investment letter or other
restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                    (iii) The Corporation shall give each holder of record of Preferred Stock written notice of any such impending transaction not later than ten (10) days prior to the stockholder meeting called to approve such transaction, or twenty (20) days prior to

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the closing of such transaction whichever notice date is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2, and the amounts anticipated to be distributed to holders of each outstanding class of capital stock of the Corporation pursuant to this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of the then outstanding shares of Preferred Stock (computed on an as-converted basis).

                    (iv) In the event the requirements of subsection 2(c)(iii) are not complied with, this Corporation shall forthwith either:

                         (A) cause such closing to be postponed until such time
as the requirements of subsection 2(c)(iii) have been complied with; or

                         (B) cancel such transaction, in which event the rights,
preferences and privileges of the holders of the Preferred Stock shall continue to be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iii).

            3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                a. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price applicable to such share in effect for such Preferred Stock on the date the certificate is surrendered for conversion. The Original Issue Price for the Series D Preferred Stock (the "Original Series D Issue Price") is $5.00 per share. The Original Issue Price for the Series C Preferred Stock (the "Original Series C Issue Price") is $1.99 per share. The initial Conversion Price per share for shares of Preferred Stock shall be the Original Series F Issue Price for the Series F Preferred Stock, the Original Series A Issue Price for the Series A Preferred Stock, the Original Series B Issue Price for the Series B Preferred Stock, the Original Series C Issue Price for the Series C Preferred Stock and the Original Series D Issue Price for the Series D Preferred Stock; provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 3(d).

                b. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock by dividing the applicable Original Issue Price of such share by the Conversion Price applicable to such share at the time in effect for

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such Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 3(c), the Corporation's sale of its Common Stock in an underwritten public offering on form S-1 or SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), yielding gross proceeds (before deduction of underwriter's discounts, commissions, or other costs and fees associated with the offering) to the Corporation in excess of Twenty Million Dollars ($20,000,000) if the Valuation (computed in accordance with Section 3(d)(i)(A)(IV)(7) herein) of the Corporation is greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000) immediately before such offering, and (ii) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock (computed on an as-converted basis) which majority must include at least two-thirds (66 2/3%) of the voting power of each of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock (computed on an as-converted basis).

                c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                d. Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits, Dividends and Combinations. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i)(A)(I) Adjustment Formula for Series F, Series A and Series B Preferred Stock. If at any time or from time to time after the Series D Original Issue Date the Corporation issues or sells Additional Stock (as hereinafter defined), for an Effective Price (as hereinafter defined) that is less than the applicable Conversion Price for a series of Preferred Stock (other than the Series C Preferred Stock and Series D Preferred Stock) in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the applicable Conversion Price for such series of Preferred Stock (other than the Series C Preferred

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Stock and Series D Preferred Stock) shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                             (x) The numerator of which shall be the sum of (A)
the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale of Additional Stock plus (B) the quotient obtained by dividing the aggregate consideration received by the Corporation for the total number of Additional Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                             (y) The denominator of which shall be the sum of
(A) the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale plus (B) the number of Additional Stock so issued or sold (or deemed so issued and sold). The foregoing calculation of Common Stock outstanding shall take into account shares deemed issued pursuant to Section 3(d)(i)(D) on account of options, rights, convertible or, exchangeable securities (or actual or deemed consideration therefor).

                     (II) Adjustment Formula for Series C Preferred Stock. If at any time or from time to time after the Series D Original Issue Date the Corporation issues or sells Additional Stock for an Effective Price that is less than the Conversion Price for Series C Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the Series C Preferred Stock shall be adjusted as follows:

                         (1) If the Valuation (as hereinafter defined), is
greater than or equal to Fifty Million Dollars ($50,000,000) immediately prior to the issuance of Additional Stock, then the Conversion Price for the Series C Preferred Stock shall be reduced, as of the close of business on the date of such issuance or sale, to the Effective Price at which such Additional Stock are so issued or sold (or deemed issued or sold).

                         (2) If the Valuation is less than Fifty Million Dollars
($50,000,000) immediately prior to the issuance of Additional Stock, then the Conversion Price for the Series C Preferred Stock shall be reduced, first, to a price per share that would yield a Valuation, computed in accordance with
Section 3(d)(i)(A)(IV)(7) herein, of Fifty Million Dollars ($50,000,000) immediately prior to the issuance of the Additional Stock (the "Adjusted Conversion Price"), and then, the Adjusted Conversion Price for Series C Preferred Stock shall be further reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Adjusted Conversion Price by a fraction:

                             (x) The numerator of which shall be the sum of (1)
the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale of Additional Stock plus (2) the quotient obtained by dividing the aggregate consideration received by the Corporation for the total number of Additional Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

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                             (y) The denominator of which shall be the sum of
(1) the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale plus (2) the number of Additional Stock so issued or sold (or deemed so issued and sold). The foregoing calculation of Common Stock outstanding shall take into account shares deemed issued pursuant to Section 3(d)(i)(D) on account of options, rights, or convertible or exchangeable securities (or actual or deemed consideration therefor).

                     (III) Adjustment Formula for Series D Preferred Stock. If at any time or from time to time after the Series D Original Issue Date the Corporation issues or sells Additional Stock for an Effective Price that is less than the Conversion Price for Series D Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the Series D Preferred Stock shall be adjusted as follows:

                         (1) If the Valuation (as hereinafter defined), is
greater than or equal to One Hundred Twenty Million Dollars ($120,000,000) immediately prior to the issuance of Additional Stock, then the Conversion Price for the Series D Preferred Stock shall be reduced, as of the close of business on the date of such issuance or sale, to the Effective Price at which such Additional Stock are so issued or sold (or deemed issued or sold).

                         (2) If the Valuation is less than One Hundred Twenty
Million Dollars ($120,000,000) immediately prior to the issuance of Additional Stock, then the Conversion Price for the Series D Preferred Stock shall be reduced, first, to a price per share that would yield a Valuation, computed in accordance with Section 3(d)(i)(A)(IV)(7) herein, of One Hundred Twenty Million Dollars ($120,000,000) immediately prior to the issuance of the Additional Stock (the "Adjusted Conversion Price"), and then, the Adjusted Conversion Price for Series D Preferred Stock shall be further reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Adjusted Conversion Price by a fraction:

                             (x) The numerator of which shall be the sum of (1)
the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale of Additional Stock plus (2) the quotient obtained by dividing the aggregate consideration received by the Corporation for the total number of Additional Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                             (y) The denominator of which shall be the sum of
(1) the number of shares of Common Stock issued and outstanding immediately prior to such issue or sale plus (2) the number of Additional Stock so issued or sold (or deemed so issued and sold). The foregoing calculation of Common Stock outstanding shall take into account shares deemed issued pursuant to Section 3(d)(i)(D) on account of options, rights, or convertible or exchangeable securities (or actual or deemed consideration therefor).

                     (IV) Certain Definitions. For the purpose of this Section 3(d) the following terms have the following meanings:

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                         (1) The "AGGREGATE CONSIDERATION RECEIVED" by the
Corporation for any issue or sale (or deemed issue or sale) of securities shall
(a) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (b) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (c) if Additional Stock, Convertible Securities or Options or Rights to purchase either Additional Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Stock, Convertible Securities or Options or Rights.

                         (2) The "EFFECTIVE PRICE" of Additional Stock shall
mean the quotient determined by dividing the total number of Additional Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 3(d), into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 3(d), for the issuance (or deemed issuance) of such Additional Stock.

                         (3) "SERIES C ORIGINAL ISSUE DATE" shall mean the date
on which the first share of Series C Preferred Stock is issued by the Corporation.

                         (4) "SERIES D ORIGINAL ISSUE DATE" shall mean the date
on which the first share of Series D Preferred Stock is issued by the Corporation.

                         (5) The "OPTIONS OR RIGHTS" shall mean warrants,
options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                         (6) The "CONVERTIBLE SECURITIES" shall mean securities
convertible into or exchangeable into Additional Stock.

                         (7) The "VALUATION" of the Company prior to an issuance
of Additional Stock shall mean the Effective Price of the Additional Stock multiplied by the sum of (x) the total number of shares of Common Stock of the Corporation outstanding immediately prior to the issuance of Additional Stock plus (y) the total number of shares of Common Stock of the Corporation into which all then outstanding shares of Convertible Securities and Options or Rights of the Corporation are then convertible or exercisable immediately prior to the issuance of such Additional Stock.

                (V) No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 3(d)(i)(D)(3) and 3(d)(i)(D)(4), no adjustment of such

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Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Conversion Price for a series of Preferred Stock above the Conversion Price for such shares in effect immediately prior to such adjustment.

                         (B) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (C) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Corporation's Board of Directors irrespective of any accounting treatment.

                         (D) In the case of the issuance (whether before, on or
after the Series D Original Issue Date) of Options or Rights or Convertible Securities, the following provisions shall apply for all purposes of this
Section 3(d)(i) and Section 3(d)(ii):

                             (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Options or Rights shall be deemed to have been issued at the time such Options or Rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(d)(i)(B) and 3(d)(i)(C)), if any, received by the Corporation upon the issuance of such Options or Rights plus the minimum exercise price provided for such Options or Rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                             (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such Convertible Securities or upon the exercise of Options or Rights to subscribe for Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities were issued or such Options or Rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities and related Convertible Options or Rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related Options or Rights (the consideration in each case to be determined in the manner provided in Sections 3(d)(i)(B) and 3(d)(i)(C)).

                             (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon

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exercise of such Options or Rights or upon conversion of or in exchange for such
Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price of the affected series of Preferred Stock, to the extent in any way affected by or computed using such Convertible Options or Rights or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or Rights or the conversion or exchange of such Convertible Securities.

                             (4) Upon the expiration of any such Options or
Rights, the termination of any such rights to convert or exchange or the expiration of any Options or Rights related to such Convertible Securities, the Conversion Price of the affected series of Preferred Stock, to the extent in any way affected by or computed using such Options, Rights or Convertible Securities or Options or Rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Options or Rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or Rights related to such Convertible Securities. Notwithstanding the foregoing sentence, in the event that the issuance of such Options or Rights or Convertible Securities caused an adjustment to the Conversion Price for Series C Preferred Stock or Series D Preferred Stock pursuant to Section 3(d)(i)(A)(II)(1) or Section 3(d)(i)(A)(III)(1), respectively, (i.e., a "full-ratchet" adjustment), then upon the expiration of any such Options or Rights or Convertible Securities or the termination of any such rights to convert or exchange or the expiration of any Options or Rights related to such Convertible Securities, without any of such Rights, Options or Convertible Securities, as the case may be, having been exercised and no shares of Common Stock issued pursuant thereto, then the Conversion Price for the Series C Preferred Stock and Series D Preferred stock, as appropriate, shall be adjusted, to the Conversion Price for the Series C Preferred Stock or Series D Preferred Stock, as appropriate, that was in effect immediately prior to such issuance (the "Prior Series C Conversion Price" or "Prior Series D Conversion Price", as appropriate), subject, however, to such other adjustments as may have been made or which would have been made pursuant to this Section 3(d)(i) had the Prior Series C Conversion Price or Prior Series D Conversion Price, as appropriate, been in effect immediately prior to such sale or issuance of such Options, Rights or Convertible Securities.

                             (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(D)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(D)(3) or (4).

                     (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(D)) by the Corporation after the Series D Original Issue Date other than:

                         (A) Common Stock issued pursuant to a transaction
described in Section 3(d)(iii) hereof,

                         (B) Up to an aggregate of 10,000,000 shares (such
number of shares of Common Stock to be calculated net of any repurchases of such shares by the Corporation and net of any expired or terminated options, warrants or rights and to be proportionately adjusted for subsequent events described in
Section 3(d)(iii) and (iv) herein) issued as:

                             (i) Common Stock issuable or issued to employees, consultants or directors of the Corporation following the Series D Original Issue Date directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of the Corporation,

                             (ii) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors or landlords in connection with commercial credit arrangements, equipment financing, real estate leases or similar transactions approved by the Board of Directors of the Corporation,

                             (iii) Capital stock or options or warrants to purchase capital stock, issued to providers of products or technologies (or rights thereto) to the Corporation, if such issuance is approved by the Board of Directors of the Corporation, or

                             (iv) Capital stock or options or warrants to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation,

                         (C) Common Stock issued or issuable upon conversion of
the Preferred Stock,

                         (D) Capital stock issued or issuable upon exercise of
any outstanding options or warrants to purchase Series A Preferred Stock, Series F Preferred Stock, Series B Preferred Stock or Series C Preferred Stock which are outstanding as of the Series D Original Issue Date, or

                         (E) Common Stock issued or issuable in a public
offering in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

                     (iii) In the event the Corporation should at any time or from time to time after the Series D Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each applicable series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

                     (iv) If the number of shares of Common Stock outstanding at any time after the Series D Original Issue Date is decreased by a combination of the outstanding shares of Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Conversion Price for each applicable series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                e. Other Distributions. In the event the Corporation at any time after the Series D Original Issue Date shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or Options or Rights not referred to in Section 3(d)(i), then, in each such case for the purpose of this Section 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                f. Recapitalizations. If at any time or from time to time after the Series D Original Issue Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion of such series of Preferred Stock immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the extent that the provisions of this Section 3 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

                g. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                h. No Fractional Shares and Certificate as to Adjustment.

                     (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded downward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for each series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of each series of Preferred Stock held by such holder.

                i. Notices of Record Date. In the event of any taking by the Corporation of a record date for determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                j. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Board of Directors and stockholder approval of any necessary amendment to its Certificate of Incorporation.

                k. Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

        4. Redemption.

            a. If requested in writing at any time after the seventh anniversary of the Series C Original Issue Date by the holders of at least two-thirds (66 2/3%) of the outstanding Series C Preferred Stock and Series D Preferred Stock (determined together on an as converted basis), the Corporation shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the outstanding Preferred Stock in four equal annual installments beginning on the first anniversary of the date redemption is requested by the requisite number of holders (the "Initial Redemption Date") and continuing thereafter on the first, second and third anniversaries of the Initial Redemption Date (each a "Preferred Stock Redemption Date"), by paying in cash therefor (i) in the case of the Series F Preferred Stock, an amount equal to the sum of (x) the Original Series F Issue Price for each share of Series F Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (y) all declared but unpaid dividends thereon, (ii) in the case of the Series A Preferred Stock, an amount equal to the sum of (x) the Original Series A Issue Price for each share of Series A Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared but unpaid dividends thereon, (iii) in the case of the Series B Preferred Stock, an amount equal to the sum of (x) the Original Series B Issue Price for each share of Series B Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared but unpaid dividends thereon, (iv) in the case of the Series C Preferred Stock, an amount equal to the sum of (x) the Original Series C Issue Price for each share of Series C Preferred Stock, held of record by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared but unpaid dividends thereon and (v) in the case of the Series D Preferred Stock, an amount equal to the sum of (x) the Original Series D Issue Price for each share of Series D Preferred Stock held of record by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared but unpaid dividends thereon (the "Series F Redemption Price," "Series A Redemption Price," "Series B Redemption Price," "Series C Redemption Price," and "Series D Redemption Price," respectively). The number of shares of Preferred Stock that the Corporation shall be required to redeem under this subsection (a) on any one Preferred Stock Redemption Date shall be equal to the amount determined by dividing (x) the aggregate number of shares of shares of Preferred Stock outstanding immediately prior to that Preferred Stock Redemption Date by
(y) the number of remaining Preferred Stock Redemption Dates (including the Preferred Stock Redemption Date to which such calculation applies). In the event that the Corporation is unable to redeem the full number of shares of Preferred Stock to be redeemed on any Preferred Stock Redemption Date, the shares not redeemed shall be redeemed by this Corporation as provided in this Section 4 as soon as practicable after funds are legally available therefor. Any redemption effected pursuant to this subsection 4 (a) shall be made ratably among the holders of the Preferred Stock in proportion to the redemption payment amount each such holder is otherwise entitled to receive on such Preferred Stock Redemption Date.

            b. At least thirty (30) but no more than sixty (60) days prior to each Preferred Stock Redemption Date, the Corporation shall give written notice by certified or registered mail, postage prepaid, to all holders of outstanding Preferred Stock, at the address last shown on the records of the Corporation for such holder, stating such Preferred Stock Redemption Date, the Series F, the Series A, Series B, Series C Redemption Price and Series D Redemption Price, as the case may be, and shall call upon such holder to surrender to the Corporation on such Preferred Stock Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the Preferred Stock Redemption Date stated in such notice, the holder of each share of Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Series F, Series A, Series B, Series C Redemption Price or Series D Redemption Price, as the case may be, for the shares surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on such Preferred Stock Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Preferred Stock so called for redemption and not surrendered, all rights of the holders of such shares shall cease as the close of business on the day immediately preceding the Preferred Stock Redemption Date with respect to such shares, except only the right of the holders to receive the Series F, Series A, Series B, Series C Redemption Price or Series D Redemption Price, as the case may be, for the Preferred Stock which they hold, without interest, upon surrender of their certificate or certificates therefor.

        5. Voting Rights. Each holder of shares of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as required by law), shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall vote together as a single class with holders of Common Stock and all series of Preferred Stock on all matters except as required by law or as otherwise specifically provided herein. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

        6. Status of Converted Preferred Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not thereafter be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        7. Protective Provisions.

            a. Class Vote. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least (1) a majority of the then outstanding shares of Preferred Stock, voting together as a single class, (2) two-thirds (66 2/3%) of the then outstanding Series C Preferred Stock, voting as a separate series, and (3) two-thirds (66 2/3%) of the then outstanding Series D Preferred Stock, voting as a separate series, authorize or effect the winding up or cessation of business of the Corporation.

            b. Series Vote. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of each series of Preferred Stock so affected, amend, alter, or change in any adverse manner the rights of such series of Preferred Stock.

            c. Series C Vote. The Corporation shall not, without the approval, by vote or written consent, of the holders of at least two-thirds (66 2/3%) of the then outstanding shares of Series C Preferred Stock, voting as a separate series:

                (1) amend its Certificate of Incorporation or Bylaws in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series C Preferred Stock so as to materially adversely affect such Series C Preferred Stock;

                (2) reclassify any outstanding shares of securities of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Series C Preferred Stock; or

                (3) authorize any other equity security, including any other security convertible into or exercisable for any equity security, having rights or preferences senior to or on a parity with the Series C Preferred Stock as to dividend rights, liquidation, redemption or voting preferences, including without limitation, shares of Series C Preferred Stock.

            d. Series D Vote. The Corporation shall not, without the approval, by vote or written consent, of the holders of at least two-thirds (66 2/3%) of the then outstanding shares of Series D Preferred Stock, voting as a separate series:

                (1) amend its Certificate of Incorporation or Bylaws in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series D Preferred Stock so as to materially adversely affect such Series D Preferred Stock;

                (2) reclassify any outstanding shares of securities of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Series D Preferred Stock; or

                (3) authorize any other equity security, including any other security convertible into or exercisable for any equity security, having rights or preferences senior to or on a parity with the Series D Preferred Stock as to dividend rights, liquidation, redemption or voting preferences, including without limitation, shares of Series D Preferred Stock.

            e. Series C and D Vote. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (66 2/3%) of each of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, each voting as a separate series:

                (1) reorganize, consolidate or merge with or into any corporation or effect any transaction or series of related transactions if such transaction or series of related transactions would result in the stockholders of the Corporation immediately prior to such transaction or series of related transactions holding less than a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation);

                (2) sell, convey or otherwise dispose of all or substantially all the Corporation's assets in a single transaction or series of related transactions;

                (3) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, purchase, redemption or acquisition, directly or indirectly, on account of any shares of Preferred Stock junior to the Series C Preferred Stock or Series D Preferred Stock as to dividend rights, liquidation, redemption or voting privileges or any shares of Common Stock now or hereafter outstanding other than those distributions, purchases, redemptions, or acquisitions expressly permitted in this Certificate; or

                (4) incur any indebtedness to a bank, financial institution or lender in excess of ten million dollars ($10,000,000) unless otherwise approved by the Board of Directors.

        C. Common Stock.

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

            3. Redemption. The Common Stock is not redeemable.

            4. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law.

                                    ARTICLE V

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

        The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VII

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

        To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

        Any repeal or modification of the foregoing provisions of this Article IX, by amendment of this Article IX or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior, to such repeal or modification.

                                    ARTICLE X

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with any such person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

        Any repeal or modification of any of the foregoing provisions of this
Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or agent or other person existing at the time of, or increase the liability of any. director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such repeal or modification.

                                   ARTICLE XI

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XII

        The Corporation shall have perpetual existence.

                                      * * *

        The foregoing Amended and Restated Certificate of Incorporation has been adopted by the Corporation's directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this certificate on November ___, 1999.


                                       NIKU CORPORATION



                                       By:
                                           -------------------------------------
                                           Farzad Dibachi
                                           President and Chief Executive Officer


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